Exhibit 23.1

SFAI MALAYSIA PLT
202206000021 (LLP0031758-LCA) & AF 002216
Chartered Accountants
Block C2-G,
Ground Floor, Setiawalk,
Persiaran Wawasan,
47160 Puchong,
Selangor, Malaysia.
Tel: 603 – 7802 9000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 under the Securities Act of 1933 of our report dated October 6, 2025, with respect to the consolidated statements of financial position of Worldstar Engineering Holdings Limited and its subsidiaries (collectively referred to as the “Group”) as of March 31, 2024 and 2025 and April 1, 2023, the related consolidated statements of profit or loss, changes in equity and cash flows for each of the two years in the period ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ SFAI MALAYSIA PLT

(PCAOB No. 7167)

Malaysia

June 30, 2026